Exhibit 10(j)
THE SHERWIN-WILLIAMS COMPANY 2005
DIRECTOR DEFERRED FEE PLAN
(AS AMENDED AND RESTATED)
1.	PURPOSE. The purpose of The Sherwin-Williams Company 2005 Director Deferred Fee Plan (the “Plan”) is to provide non-employee Directors of the Company with the opportunity to defer taxation of all or a portion of such Director’s Board Retainer and/or Meeting Fees and to help build loyalty to the Company through increased opportunity to invest in Company Common Stock. The terms of the Plan, amended and restated as set forth herein, apply to amounts that are deferred and vested under the Plan after December 31, 2004 and that are subject to Section 409A of the Code. Notwithstanding anything to the contrary contained herein, all amounts that were deferred and vested under the Plan prior to January 1, 2005 and any additional amounts that are not subject to Section 409A of the Code shall continue to be subject solely to the terms of the separate Plan in effect on October 3, 2004.

2.	DEFINITIONS. The following terms when used herein with initial capital letters shall have the following respective meanings unless the text clearly indicates otherwise:
(a)	Administration Committee. “Administration Committee” shall have the meaning given to such term under the Qualified Plan.

(b)	Board of Directors. “Board of Directors” means the Board of Directors of the Company.

(c)	Board Retainer. “Board Retainer” means the compensation payable monthly to Directors.

(d)	Code. “Code” means the Internal Revenue Code of 1986, as amended.

(e)	Common Stock. “Common Stock” means the common stock of the Company or any security into which such Common Stock may be changed by reason of: (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, separation, reorganization or partial or complete liquidation, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing.

(f)	Common Stock Account. “Common Stock Account” means the bookkeeping account established and maintained under this Plan which is credited with Common Stock in accordance with paragraph 5(b).

(g)	Company. “Company” means The Sherwin-Williams Company, an Ohio corporation or its successor(s) in interest.

(h)	Deferred Cash Account. “Deferred Cash Account” means the bookkeeping account established and maintained under this Plan which is valued in accordance with paragraph 5(a).

(i)	Deferred Compensation. “Deferred Compensation” means the amount of the Board Retainer and/or Meeting Fee of the Participant deferred pursuant to this Plan.

(j)	Director. “Director” means a member of the Board of Directors.

(k)	Eligible Director. “Eligible Director” means a Director who is not an employee of the Company or a Subsidiary.

(l)	Fair Market Value. “Fair Market Value” of Common Stock means the average between the highest and the lowest quoted selling price of the Company’s Common Stock on the New York Stock Exchange or any successor exchange.

(m)	Fees. “Fees” means the compensation payable to Directors for their services as a director, including the Board Retainer and Meeting Fee.

(n)	Meeting Fee. “Meeting Fee” means the compensation payable at the time of a meeting to a Director for each meeting of the Board of Directors or committee of the Board of Directors that such Director attends and/or chairs.

(o)	Participant. “Participant” means an Eligible Director who has elected to participate in the Plan.

(p)	Payment Date. “Payment Date” means (i) with respect to the payment of a Board Retainer, the first business day of each calendar month or (ii) with respect to the payment of a Meeting Fee, the date on which a meeting of the Board of Directors or a committee of the Board of Directors was held.

(q)	Plan. “Plan” means the plan set forth in this instrument, and known as “The Sherwin-Williams Company Director Deferred Fee Plan”, as adopted at the meeting of the Board of Directors held July 20, 2005, amended and restated as set forth herein.

(r)	Plan Year. “Plan Year” means a calendar year.

(s)	Qualified Plan. “Qualified Plan” means The Sherwin-Williams Company Employee Stock Purchase and Savings Plan, as amended from time to time, or any successor plan.

(s)	Shadow Stock. “Shadow Stock” means a unit of interest equivalent to a share of Common Stock.

(t)	Shadow Stock Account. “Shadow Stock Account” means the bookkeeping account established and maintained under this Plan credited with Shadow Stock in accordance with paragraph 5(c).

(u)	Subsidiary. Any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if, at the time of the time of investment in the Common Stock, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(v)	Trust. “Trust” means one or more trust funds established for the purpose of (i) providing a source from which to pay benefits under the Plan and (ii) purchasing and holding assets, including shares of Common Stock. Any such trust funds shall be subject to the claims of the Company’s creditors in the event of the Company’s insolvency, though such trust funds may not necessarily hold sufficient assets to satisfy all of the benefits to be provided under the Plan.

(w)	Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship arising from (i) the illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152(a) of the Code), (ii) loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The determination of whether a Participant has incurred an Unforeseeable Emergency shall be made by the Administration Committee, in its sole discretion, in accordance with Section 409A of the Code and Treasury Regulations thereunder.
3.	ELIGIBILITY. An Eligible Director shall become a Participant upon satisfaction of the following: (i) the later of the effective date of the Plan or the date such Director becomes an Eligible Director; and (ii) completion of an Election (as defined in paragraph 4).

4.	ELECTION PROCEDURE. An Eligible Director wishing to participate in the Plan must file a written notice on the Notice of Election form, attached as Exhibit A, electing to defer payment for a Plan Year of all or a portion of his Fees as a Director (“Election”). Such Election shall be made within thirty (30) days after the date such Director initially becomes an Eligible Director. Any such Election shall be effective only with respect to Fees earned after the effective date of the Election. Thereafter, a Director for whom an Election is not in effect may only elect to participate in the Plan by filing a timely Election on or before the December 31st of the Plan Year immediately preceding the Plan Year for which the Election is to become effective. An Election shall not be effective until receipt of the fully and properly completed Notice of Election form by the Secretary of the Company. A fully and properly completed Notice of Election form must indicate: (i) the percentage of Fees to be deferred; (ii) manner of payment upon distribution; (iii) payment commencement date; and (iv) deemed investment election. Once effective for a Plan Year, an Election is irrevocable and may not be changed for that Plan Year. No subsequent election may change the manner of payment, the payment commencement date or the deemed investment of the Fees previously deferred. An Election shall apply to Fees payable with respect to each subsequent Plan Year, unless terminated or modified as described herein. An effective Election may be terminated or modified for any subsequent Plan Year by filing either a new Notice of Election form to effect modifications, or a Notice of Termination form, attached as Exhibit B, to effect terminations, on or before the December 31st immediately preceding the Plan Year for which such modification or termination is to be effective. A person for whom an effective Election is terminated may thereafter file a new Notice of Election form, in the manner described above, for future Plan Years for which he is eligible to participate in the Plan.

5.	INVESTMENT ACCOUNTS. The amount of a Participant’s Deferred Compensation pursuant to an Election shall be deemed credited to the investment options specified in this paragraph 5 in the manner elected by the Participant. A Participant’s election as to the investment options in which his Deferred Compensation for a Plan Year shall be deemed to be invested shall be irrevocable with respect to Deferred Compensation and deemed earnings thereon, and Deferred Compensation and deemed earnings thereon cannot be transferred between investment accounts. A Participant may elect to credit no less than twenty-five percent (25%) of his Deferred Compensation for a Plan Year (the “Minimum Election”) to any particular investment option. Any amounts in excess of the Minimum Election shall be made in five percent (5%) increments. If a Participant fails to direct the investment of any Deferred Compensation, all such Deferred Compensation will be credited to the Participant’s Deferred Cash Account. A Participant may elect to have his Deferred Compensation deemed to be invested in one of the following investment accounts:
(a)	DEFERRED CASH ACCOUNT. Each Participant’s Deferred Cash Account shall accrue interest computed using the base lending rate of interest as announced by Key Bank, Cleveland, Ohio in effect during the immediately preceding calendar quarter. The interest shall be computed on the actual balance in each Participant’s Deferred Cash Account during the previous calendar quarter.

(b)	COMMON STOCK ACCOUNT. The Participant’s Common Stock Account shall be credited with that quantity of Common Stock equal to the number of full and fractional shares (to the nearest thousandths) which could have been purchased by the Trust with the portion of Deferred Compensation a Participant has elected to allocate to the Common Stock Account based on the Fair Market Value of such Common Stock on each Payment Date. There will be credited to each Participant’s Common Stock Account amounts equal to the cash dividends, and other distributions, paid on shares of issued and outstanding Common Stock represented by the Participant’s Common Stock Account which the Participant would have received had he been a record owner of shares of Common Stock equal to the amount of Common Stock in his Common Stock Account at the time of payment of such cash dividends or other distributions. The Participant’s Common Stock Account shall be credited with a quantity of shares of Common Stock and fractions thereof (to the nearest thousandths) that could have been purchased with the dividends or other distributions based on the Fair Market Value of Common Stock on the date of payment of such dividends or other distributions.

(c)	SHADOW STOCK ACCOUNT. The Participant’s Shadow Stock Account shall be credited with a quantity of Shadow Stock units and fractions thereof (to the nearest thousandths) equal to the value of Common Stock that could have been purchased with the portion of the Deferred Compensation credited to the Shadow Stock Account on each Payment Date based on the Fair Market Value of Common Stock on such Payment Date. There will be credited to each Participant’s Shadow Stock Account amounts equal to the cash dividends, and other distributions, paid on shares of issued and outstanding Common Stock represented by the Participant’s Shadow Stock Account which the Participant would have received had he been a record owner of a number of shares of Common Stock equal to the amount of Shadow Stock in his Shadow Stock Account at the time of payment of such cash dividends or other distributions. The Participant’s Shadow Stock Account shall be credited with a quantity of Shadow Stock units and fractions thereof (to the nearest thousandths) that could have been purchased with the dividends or other distributions based on the Fair

Market Value of Common Stock on the date of payment of such dividends or other distributions.
6.	DEPOSITS TO THE TRUST. The Company shall transfer to the Trust, within sixty (60) days of the date Fees would otherwise be paid, amounts which a Participant has directed to be deferred in accordance with the Plan. In addition, as of the first day of each calendar quarter, the Company shall deposit into the Trust the following cash amounts accrued during the immediately preceding calendar quarter: (i) all accrued interest on Participants’ Deferred Cash Accounts; (ii) an amount equal to cash dividends and other distributions paid on shares of Common Stock represented by units of Shadow Stock and shares of Common Stock credited to Participants’ Shadow Stock Accounts and Common Stock Accounts; (iii) an amount equal to the appreciation in the value of a unit of Shadow Stock multiplied times the number of units of Shadow Stock credit to Participants’ Shadow Stock Accounts; and (iv) an amount equal to the appreciation in the value of a share of Common Stock multiplied by the number of shares of Common Stock credited to Participants’ Common Stock Accounts. Notwithstanding the foregoing, the Trust shall not be funded if the funding thereof would result in taxable income to a Participant (i) due to the assets of the Trust being located or transferred outside of the United States; (ii) due to the assets of the Trust being restricted to the provision of benefits under the Plan in connection with a change in the employer’s financial health; (iii) due to the assets being set aside, reserved or transferred to the Trust during any restricted period (as defined in Section 409A(b)(3)(B) of the Code); or (iv) as otherwise provided pursuant to Section 409A(b) of the Code.

7.	PAYMENT OF DEFERRED COMPENSATION.
(a)	Amount of Payment. The benefit that a Participant will receive from the Company in accordance with the Plan shall be: (i) the number of full shares of Common Stock credited to the Participant’s Common Stock Account; and (ii) cash equal to the sum of (I) the amount credited to the Participant’s Deferred Cash Account; (II) the Fair Market Value of the fractional shares (to the nearest thousandths) of Common Stock on the date such fractional shares were credited to the Participant’s Common Stock Account; and (III) the value of the Shadow Stock units and fractions thereof (to the nearest thousandths) credited to the Participant’s Shadow Stock Account. The value of a Participant’s Deferred Cash Account, fractional shares of Common Stock and Shadow Stock Account shall be determined by the Company as of the end of the calendar quarter immediately preceding the calendar quarter in which a Participant is entitled to a distribution hereunder in accordance with paragraph 7(c) below. Notwithstanding the preceding sentence to the contrary, in the event of a Change of Control or termination and liquidation of the Plan as provided in paragraphs 9 and 13, respectively, the value of a Participant’s Deferred Cash Account, Shadow Stock Account and Common Stock Account shall be determined by the Company immediately following such an event.

(b)	Manner of Payment. A Participant’s Deferred Compensation for a Plan Year, as adjusted for deemed earnings or losses thereon, will be paid by the Company to him or, in the event of his death, to the Participant’s beneficiary, in kind, in a lump sum unless the Participant makes a timely election to have the benefits paid in substantially equal annual cash installments over a period not exceeding ten (10) years. To the extent that benefits are payable in the form of annual installments pursuant to this Section 7(b), annual payments will be made commencing on the payment commencement date determined pursuant to Section 7(c) and shall continue on each anniversary thereof until the number of annual installments specified in the Participant’s timely election has been paid. The amount of each such installment payment shall be determined by dividing the sum of the balances of the Participant’s Deferred Cash Account and Shadow Stock Account, determined as of December 31 of the year last preceding the installment payment date, by the number of installment payments remaining, without regard to anticipated earnings. Notwithstanding the foregoing, a Participant’s Deferred Compensation invested in the Common Stock Account shall only be distributed to the Participant in kind in a lump sum. Upon the commencement of installment payments hereunder, if so elected, the value (as determined under paragraph 7(a) above) of the Participant’s Shadow Stock Account shall be transferred to his Deferred Cash Account and the Participant’s Shadow Stock Account shall be eliminated. Amounts credited to a Participant’s Deferred Cash Account held pending distribution pursuant to this paragraph shall continue to be credited with interest in accordance with the provisions of paragraph 5(a) above.
(c)	Payment Commencement Date. Payments of Deferred Compensation and earnings thereon shall commence within two (2) business days following the first business day of the first calendar quarter beginning after the earlier of the date the Participant elects to receive payment or ceases to be a Director. Notwithstanding a Participant’s manner of payment election hereunder, if a Participant ceases to be a Director as a result of the Participant’s death, the Company shall pay to the Participant’s beneficiary or beneficiaries a lump sum on the first business day of the first calendar quarter beginning after the Participant’s death.

(d)	Unforeseeable Emergency. In the event a Participant has elected to receive distribution from the plan in the form of installment payments, the Administration Committee may, nonetheless, upon request of the Participant, in its sole discretion, accelerate payment of all or any portion of the Participant’s remaining account under the Plan, if the Administration Committee determines that the Participant has experienced an Unforeseeable Emergency. The amount of any such accelerated payment shall be limited to the amount necessary to alleviate the Unforeseeable Emergency.
8.	BENEFICIARIES. A Participant may, by executing and delivering to the Secretary of the Company prior to the Participant’s death a Beneficiary Election form attached hereto as Exhibit C, designate a beneficiary or beneficiaries to whom distribution of his interest under this Plan shall be made in the event of his death prior to the full receipt of his interest under this Plan, and he may designate the portions to be distributed to each such designated beneficiary if there is more than one. Any such designation may be revoked or changed by the Participant at any time and from time to time by filing, prior to the Participant’s death, with the Secretary of the Company an executed Beneficiary Election form. If there is no such designated beneficiary living upon the death of the Participant, or if all such designated beneficiaries die prior to the full distribution of the Participant’s interest, then any remaining unpaid amounts shall be paid to the estate of the Participant or Participant’s beneficiaries.
9.	CHANGE OF CONTROL. In the event of a Change of Control, the amounts to which Participants are entitled under this Plan shall be immediately distributed in a lump sum cash payment to Participants within ninety (90) days following the date of such Change of Control. For purposes of this Plan, a Change of Control shall be deemed to occur on the date of any of the following events:
(a)	Any one person or more than one person acting as a group (within the meaning of the Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. Notwithstanding the foregoing, if any one person or group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or group is not considered to cause a Change of Control. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any person acquires ownership of more than 50% of the total voting power of the stock of the Company as a result of the acquisition by the Company of stock of the Company which, by reducing the number of shares outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change of Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional stock of the Company that increases the percentage of outstanding shares of stock of the Company owned by such person, a Change of Control shall then occur.

(b)	Any one person or more than one person acting as a group (within the meaning of the Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 30% or more of the total voting power of the Company. Notwithstanding the foregoing, if any one person or group is considered to own 30% or more of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group is not considered to cause a Change of Control. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any person acquires ownership of more than 30% of the total voting power of the stock of the Company as a result of the acquisition by the Company of stock of the Company which, by reducing the number of shares outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change of Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional stock of the Company that increases the percentage of outstanding shares of stock of the Company owned by such person, a Change of Control shall then occur.
(c)	A majority of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election was not endorsed by at least two-thirds (2/3) of the members of the Board of Directors prior to the date of such appointment or election.

(d)	Any one person or more than one person acting as a group (within the meaning of the Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions. The gross fair market value of assets shall be determined without regard to liabilities associated with such assets. Notwithstanding the foregoing, a transfer of assets shall not result in a Change of Control if such transfer is to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (iii) a person or group (within the meaning of the Treasury Regulation § 1.409A-3(i)(5)(v)(B)) that owns, directly or indirectly, 50% or more of the total value or voting power of the stock of the Company, or (iv) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly by a person or group described in clause (iii) of this sentence.
Notwithstanding the foregoing, an acquisition of stock of the Company described in (a) or (b) above shall not be deemed to be a Change of Control by virtue of any of the following situations: (i) an acquisition by the Company; (ii) an acquisition by any of the Company’s subsidiaries in which a majority of the voting power of the equity securities or equity interests of such subsidiary is owned, directly or indirectly, by the Company; or (iii) any employee benefit or stock ownership plan of the Company or any trustee or fiduciary with respect to such a plan acting in such capacity.
10.	NON-ASSIGNABILITY. Neither a Participant nor any beneficiary designated by him shall have any right to, directly or indirectly, alienate, assign or encumber any amount that is or may be payable hereunder.

11.	ADMINISTRATION OF PLAN. Full discretionary power and authority to construe, interpret and administer the Plan shall be vested in the Administration Committee. The Administration Committee shall have the power and authority to allocate among themselves and to delegate any responsibility or power reserved to it hereunder to any person or persons or any committee of the Board of Directors, as it may, in its sole discretion, deem appropriate. Decisions of the Administration Committee or its designee shall be final, conclusive and binding upon all persons affected thereby.
12.	GOVERNING LAW. To the extent not preempted by federal law, the provisions of this Plan shall be interpreted and construed in accordance with the laws of the State of Ohio.

13.	AMENDMENT/TERMINATION.
(a)	Amendment and Termination in General. The Board of Directors may amend, suspend or terminate this Plan at any time; provided that no such amendment, suspension or termination shall adversely effect the amounts in any then-existing account. Further, no amendment, suspension or termination of the Plan may result in the acceleration of payment of any benefits to any Participant, beneficiary or other person, except as may be permitted under Section 409A of the Code.

(b)	Payment of Benefits Following Termination. In the event that the Plan is terminated, a Participant’s benefits shall be distributed to the Participant or beneficiary on the dates on which the Participant or beneficiary would otherwise receive benefits hereunder without regard to the termination of the Plan. Notwithstanding the preceding sentence, and to the extent permitted under Section 409A of the Code, the Board of Directors may terminate the Plan and accelerate the payment of Participants’ benefits subject to the following conditions:
(i)	Company’s Discretion. The termination does not occur “proximate to a downturn in the financial health” of the Company (within the meaning of Treasury Regulation §1.409A-3(j)(4)(ix)), and all other arrangements required to be aggregated with the Plan under Section 409A of the Code are also terminated and liquidated. In such event, the entire benefits of all Participants shall be paid at the time and pursuant to the schedule specified by the Company, so long as all payments are required to be made no earlier than twelve (12) months, and no later than twenty-four (24) months, after the date the Board of Directors irrevocably approves the termination of the Plan. Notwithstanding the foregoing, any payment that would otherwise be paid pursuant to the terms of the Plan prior to the twelve (12) month anniversary of the date that the Board of Directors irrevocably approves the termination of the Plan shall continue to be paid in accordance with the terms of the Plan. If the Plan is terminated pursuant to this Section 13(b)(i), the Company shall be prohibited from adopting a new plan or arrangement that would be aggregated with this Plan under Section 409A of the Code within three (3) years following the date that the Board of Directors irrevocably approves the termination and liquidation of the Plan.

(ii)	Change of Control. The termination occurs pursuant to an irrevocable action of the Board of Directors that is taken within the thirty (30) days preceding or the twelve (12) months following a Change of Control (as defined in Section 9), and all other plans sponsored by the Company (determined immediately after the Change of Control) that are required to be aggregated with this Plan under Section 409A of the Code are also terminated with respect to each participant therein who experienced the Change of Control (each a “Change of Control Participant”). In such event, the entire benefits of each Participant under the Plan and each Change in Control Participant under all aggregated plans shall be paid at the time and pursuant to the schedule specified by the Company, so long as all payments are required to be made no later than twelve (12) months after the date that the Board of Directors irrevocably approves the termination.

(iii)	Dissolution; Bankruptcy Court Order. The termination occurs within twelve (12) months after a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A). In such event, the entire benefits of each Participant shall be paid at the time and pursuant to the schedule specified by the Company, so long as all payments are required to be made by the latest of: (A) the end of the calendar year in which the Plan termination occurs, (B) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (C) the first calendar year in which payment is administratively practicable.

(iv)	Other Events. The termination occurs upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
The provisions of paragraphs (i), (ii), (iii) and (iv) of this Section 13(b) are intended to comply with the exception to accelerated payments under Treasury Regulation §1.409A-3(j)(4)(ix) and shall be interpreted and administered accordingly. The term “Company” as used in paragraphs (i) and (ii) of this Section 13(b) shall include the Company and any entity which would be considered to be a single employer with the Company under Sections 414(b) or 414(c) of the Code.
14.	SECTION 409A OF THE CODE.
(a)	It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or beneficiaries. The Plan shall be construed, administered and governed in a manner that effects such intent. In furtherance of that intent, to the extent necessary to comply with Section

409A of the Code: (i) a Participant will be deemed to cease to be a Director on the date of the Participant’s “separation from service” (within the meaning of Section 409A of the Code); and (ii) notwithstanding any other provision of the Plan to the contrary other than Sections 14(b)(i) and 14(b)(ii), in the event that a Participant is a “specified employee” (within the meaning of Section 409A of the Code), any payment that would otherwise be made or commence as a result of such separation from service shall be paid or commence on the first business day which is no less that six (6) months after the Participant’s separation from service.
(b)	Discretionary Acceleration of Payments. To the extent permitted by Section 409A of the Code, the Administration Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as provided in this Section. The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation §1.409A-3(j) and shall be interpreted and administered accordingly.
(i)	Domestic Relations Orders. The Administration Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(ii)	Conflicts of Interest. The Administration Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any federal officer or employee in the executive branch to comply with an ethics agreement with the federal government. Additionally, the Administration Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan the to the extent reasonably necessary to avoid the violation of an applicable federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).

(iii)	Limited Cash-Outs. The Administration Committee may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs or other arrangements that are aggregated with the Plan pursuant to Treasury Regulation § 1.409A-1(c).

(iv)	Payment Upon Income Inclusion Under Section 409A. The Administration Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the Plan fails to meet the requirements of Section 409A of the Code. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.

(v)	Cancellation of Deferral Election Due to Unforeseeable Emergency. The Administration Committee may, in its sole discretion, cancel a Participant’s deferral election due an Unforeseeable Emergency.

(vi)	Certain Payments to Avoid a Nonallocation Year under Section 409(p). The Administration Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to prevent the occurrence of a nonallocation year (within the meaning of Section 409(p)(3) of the Code) in the plan year of an employee stock ownership plan next following the plan year in which such payment is made, provided that the amount paid may not exceed 125 percent of the minimum amount of payment necessary to avoid the occurrence of a nonallocation year.

(vii)	Payment of State, Local, or Foreign Taxes. The Administration Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the Participant.

(viii)	Cancellation of Deferral Election Due to Disability. The Administration Committee may, in its sole discretion, cancel a Participant’s deferral election in the event that a Participant incurs a disability, provided that such cancellation occurs by the later of the end of the calendar year in which the Participant incurs a disability or the 15th day of the third month following the dated the Participant incurs a disability. For purposes of this Section 14(b)(viii), a disability refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months..

(ix)	Certain Offsets. The Administration Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as satisfaction of a debt of the Participant to the Company (or any entity which would be considered to be a single employer with the Company under Sections 414(b) or 414(c) of the Code), where such debt is incurred in the ordinary course of the service relationship between the Company (or any entity which would be considered to be a single employer with the Company under Sections 414(b) or 414(c) of the Code) and the Participant, the entire amount of reduction in any of the taxable years of the Company (or any entity which would be considered to be a single employer with the Company under Sections 414(b) or 414(c) of the Code) does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(x)	Bona Fide Disputes as to a Right to a Payment. The Administration Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payment occurs as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Sections 414(b) or 414(c) of the Code) of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

(xi)	Plan Terminations and Liquidations. The Administration Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 13(b) hereof.

(xii)	Other Events and Conditions. A payment may be accelerated upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
Except as otherwise specifically provided in this Plan, including but not limited to Section 7(d), Section 13(b) and this Section 14(b) hereof, the Administration Committee may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Code Section 409A.
(c)	Delay of Payments. To the extent permitted under Section 409A of the Code, the Administration Committee may, in its sole discretion, delay payment under any of the following circumstances, provided that the Administration Committee treats all payments to similarly situated Participants on a reasonably consistent basis:
(i)	Federal Securities Laws or Other Applicable Law. A payment may be delayed where the Administration Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Administration Committee reasonably anticipates that the making of the payment will not cause such violation. For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.
(ii)	Other Events and Conditions. A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
     IN WITNESS WHEREOF, the Company has caused the Plan to be amended and restated this 17th day of December, 2009.

THE SHERWIN-WILLIAMS COMPANY

/s/
Louis E. Stellato, Senior Vice President,
General Counsel and Secretary

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